EXHIBIT 10.1(d)

FOURTH AMENDMENT TO REAL ESTATE LEASE

THIS AGREEMENT is entered into this 24th day of March, 2004, by and between TIPPMANN PROPERTIES, INC., as agent for LAURENCE TIPPMANN FAMILY PARTNERSHIP, (hereinafter referred to as “Lessor”), and TOWER FINANCIAL CORPORATION (hereinafter referred to as “Lessee”), and WITNESSETH:

WHEREAS, the parties hereto entered into a Real Estate Lease dated January 1, 1999, amended on May 8, 1999, August 12, 1999, and June 29, 2001, covering approximately 33,455 square feet of premises commonly known as 116 East Berry Street, Suite 100, Fort Wayne, Indiana;

AND WHEREAS, Lessee and Lessor are desirous of leasing approximately eight thousand three hundred thirty six (8,336) square feet of first floor office space known as the West Annex;

AND WHEREAS, Lessee shall have the Right of Opportunity to lease available space Lessee shall also have the Right of Opportunity to Purchase the Building;

 NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
The Leased Premises shall be increased, effective the later of (i) February 1, 2004 or (ii) the date on which improvements to the West Annex are completed and the West Annex is ready for Lessee’s occupancy, to reflect approximately eight thousand three hundred thirty six (8,336) square feet of additional office space as depicted on the attached Exhibit “B” for a total Leased Premises of approximately 41,791 square feet.

2.
The rent for the Leased Premises shall be amended as of February 1, 2004 based upon the approximately 8,336 square feet of additional office space, commencing three (3) months after substantial completion of improvements to the West Annex and payable based on the existing rate structure as follows:

Term	Total Sq. Ft.	Monthly Rent

02/1/04 – 12/31/04	41,791	$42,661.65

01/1/05 – 12/31/06	41,791	$47,014.88

01/1/07 – 12/31/13	41,791	$51,368.10

3.
Lessee shall have the Right of Opportunity to purchase the real estate and improvements which comprise the facility commonly known as the Lincoln Tower (collectively, the “Property”), in the event that Lessor decides to sell the Property during the lease term or any extension or renewal thereof.

In the event that Lessor decides to sell the Property and there has been no interest shown by a third party in purchasing the Property, Lessor shall give Lessee written notice of its intention to sell the Property to Lessee, which notice shall include the sale price and terms of sale.  Lessee shall have thirty (30) days following receipt of such notice to submit a written offer to purchase the Property.  If Lessee fails to submit such offer within such thirty (30) day period or if Lessor rejects such offer, as submitted, Lessor may market the Property to third parties.

In the event that Lessor receives an expression of interest in the Property from a third party at any time during the lease term or any extension or renewal thereof, and Lessor then or subsequently indicates to such third party an interest in selling the Property, Lessor shall immediately notify Lessee of such third party’s expression of interest.  Lessor’s indication of interest in selling the Property may be evidenced by such acts as allowing such third party or its agents to inspect the Peoperty or providing such third party or its agents with copies of rent rolls or other relevant information about the Property.  If such third party subsequently submits an offer to purchase the Property that is acceptable to Lessor, Lessor shall immediately provide Lessee with a copy of such offer.  Lessee shall thereupon have ten (10) days to meet the terms of the third party’s offer by submitting to Lessor an offer to purchase the Property for the same price and upon the same terms as are contained in such third party’s offer to purchase.

In the event that Lessee fails to submit an offer to purchase the Property within such ten (10) day period, Lessor may sell the Property to such third party at such price and upon such terms as are contained in such third party’s offer; provided, however, that if Lessor fails to sell the Property to such third party within ninety (90) days after Lessor’s providing Lessee with a copy of such offer, Lessee’s Right of Opportunity to Purchase the Property shall continue in accordance with this Section 3.

4.
Lessee shall have the Right of Opportunity during the Lease Term, and any extension or renewal thereof to lease any and all available space which becomes available from time to time on the 3rd, 4th and 5th floors of the Lincoln Tower (collectively, the “Additional Premises”).  In the event Lessor desires to lease any of the Additional Premises, Lessor shall first give Lessee five (5) days written notice of opportunity to lease such Additional Premises.  If Lessee exercises its Right of Opportunity to lease such Additional Premises, then the rent and lease terms applicable to such Additional Premises shall be consistent with the then current rent and lease terms applicable to the Leased Premises.  In the event Lesssee elects to exercise its Right of Opportunity to lease such Additional Premises, Lessee shall so notify Lessor within such five (5) day period; provided, however, that Lessee’s decision not to exercise such Right of Opportunity for any such Additional Premises shall not restrict or extinguish Lessee’s Right of Opportunity to thereafter lease any such Additional Premises in accordance with the terms of this Section 4.

5.
Lessor, at Lessor’s expense, shall contribute up to $12.00 per square foot ($100,000.00) allowance to build out the West Annex prior to the anticipated completion date of February 1, 2004.  Final floor plan to be completed by Lessor’s expertise, with mutual agreement of floor plan design, layout and specifications between Lessor and Lessee. Lessor shall complete all improvements by February 1, 2004. Lessee shall reimburse Lessor within forty-five (45) days after substantial completion the cost of improvements in excess of Lessor’s contribution of $100,000.00.

6.	Except as herein provided by this Fourth Amendment to Real Estate Lease, the Office Lease as thereafter amended shall remain in full force and effect in accordance with its original terms.

7.	This agreement shall be a covenant running with the land binding upon and injuring to the benefit of Lessor, Lessee, Owner, and their respective successors and assigns.

8.
At the request of Lessee, Lessor shall execute, in recordable form, a document evidencing Lessee’s Right of First Refusal to acquire the Real Estate, which Lessee may thereafter record in the Office of the Recorder of Allen County, Indiana.

9.	Capitalized terms used herein shall have the meaning ascribed to such terms in the Office Lease.

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment on the day and year first above written.

TIPPMANN PROPERTIES INC., Agent		TOWER FINANCIAL CORPORATION
for Laurence Tippmann Family Partnership
(“Lessor”)		(“Lessee”)

BY:	/s/ Charles E. Tippmann	BY:	/s/ Kevin J. Himmelhaver

PRINTED:	Charles E. Tippmann	PRINTED:	Kevin J. Himmelhaver